EXHIBIT 99.4

NONCONVERTIBLE PROMISSORY NOTE

$158,120.85	Dated September 21, 2007

FOR VALUE RECEIVED and in connection with the Compensation Conversion Agreement by and between Donald B. Cohen, Vice President of The Quantum Group, Inc. (the “Payee”), and The Quantum Group, Inc., a Nevada corporation (the “Maker”) dated September 21, 2007 (the “Agreement”), the Maker hereby promises to pay to the Payee in lawful money of the United States of America the principal sum of One Hundred Fifty Eight Thousand One Hundred Twenty Dollars and Eighty Five Cents ($158,120.85) together with interest thereon at the rate of eight percent (8%) per annum on any unpaid balance, on the terms set forth below.

Payment.  The principal sum of this Note shall be paid in twenty-four (24) equal monthly installments of $6,588.37 each, with the first payment due and payable on September 21, 2007, and a like amount due on the same day of each month thereafter.  Each monthly installment of principal shall be accompanied by accrued interest on the unpaid principal balance.  Payments shall continue until the full amount of this Note and accrued interest have been fully paid. All payments shall be first applied to accrued interest and the balance to principal.

Prepayment. The Maker reserves the right to prepay this Note only in its entirety, at any time, without prepayment penalty, by paying the entire outstanding principal balance, all interest accrued on the principal through the date of the prepayment, and any outstanding charges, fees or amounts in default.

Place of Payment.  Payment shall be made at such place as Payee may designate, from time to time, in writing.

Waivers.  No course of dealing and no delay on the part of Payee in exercising any right shall operate as a waiver thereof or otherwise prejudice Payee’s rights, powers or remedies.

Note Not Negotiable.  This Note is non-negotiable and Payee may not assign his, her or its rights hereunder without the Maker’s prior written consent.

Security.  The obligations of the Maker hereunder shall be unsecured obligations of the Maker.

Event of Default; Remedies.  Upon the occurrence of any of the following events (each an “Event of Default”):

(a)

Maker shall default in making any payments due under this Note, and such default shall continue unremedied for more than 30 days after the date when due; or

(b)

Maker shall suspend or discontinue business, make an assignment for the benefit of creditors or a composition with creditors, admit in writing its, his or her inability to pay debts when due, or commence any proceeding relating to it, him or her under any bankruptcy, insolvency, reorganization, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction; or there shall be commenced against Maker any such proceeding which is not dismissed or stayed within 90 days;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Payee may by written notice to Maker declare the entire amount due and owing hereunder to be immediately due and payable.

Binding Effect.  This Note shall be binding upon and shall inure to the benefit of the Payee’s heirs, executors, administrators, legatees and personal representatives upon Payee’s death.

Governing Law.  This instrument shall be governed by and construed according to the laws of Florida.  If any provision hereof is in conflict with any statute or rule of law of the State of Florida or any other state, or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

THE QUANTUM GROUP, INC.

By:	/s/ NOEL J. GUILLAMA
Name:	Noel J. Guillama
Title:	President & CEO

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